Exhibit 99

PRESS RELEASE

For Immediate Release

CORGENIX REPORTS SECOND QUARTER FISCAL 2007 FINANCIAL RESULTS

BROOMFIELD, COLORADO — February 14, 2007 — Corgenix Medical Corporation (OTC BB:  CONX), a worldwide developer and marketer of diagnostic test kits, reported sales of $1,684,811 for the second fiscal quarter ended December 31, 2006, compared with $1,580,883 for the quarter ended December 31, 2005, an increase of 6.6%.  For the six months ended December 31, 2006 Corgenix reported sales of $3,378,923, compared with $3,215,836 for the six-month period the year prior.

The second quarter of fiscal 2007 produced an operating loss of $435,039 compared with operating income of $83,919 for the second quarter of fiscal 2006.  The net loss for the quarter was $908,121, or $0.08 per share, compared with a net loss of $260,527, or $0.03 per share, in the year-earlier quarter.   The current quarter’s net loss is due in part to significant non-operating and non-cash charges attributable to the recent convertible debt financing in addition to an increase in operating expenses.

The six months ended December 31, 2006 produced an operating loss of $703,009, compared with operating income of $297,681 for the six-month period the year prior.  The net loss for the six months ended December 31, 2006 was $1,751,324, or $0.15 per share, compared with a net loss of $384,635, or $0.04 per share, for the comparable period in fiscal 2005. The net loss incurred during the first half of fiscal 2007 included a substantial increase in operating expenses, much of which were non-recurring expenditures due to the Company’s headquarter relocation in July, in addition to the aforementioned significant non-operating and non-cash charges attributable to the recent convertible debt financing.

 “The Company continued to increase its momentum, producing yet another quarter of increased revenue,” said Douglass Simpson, President and CEO of Corgenix.  “We also remained focused on product expansion and the strengthening of our IP portfolio with the addition of the latest AtherOx™ patent, which was issued shortly after the end of the quarter.”

“With solid and consistent core-product growth, as well as having the AspirinWorks® assay, a key product in the later stages of the clearance process at the FDA, we are looking forward to enhanced near-term and, most notably, long-term financial results for Corgenix,” Mr. Simpson concluded.

Second Quarter 2007 Conference Call Details

Corgenix invites all those interested in hearing management’s discussion of second quarter results, on Wednesday, February 14, 2007 at 4:00 PM EST (2:00 PM MST), to join the call by dialing 877-407-8033.  International participants may access the call by dialing 201-689-8033. A replay will be available for one week following the call by dialing 877-660-6853 for domestic participants and 201-612-7415 for international participants and entering account number 286 and conference ID number 230312 when prompted.  Participants may also access a live webcast of the conference call through the investor relations section of Corgenix’s website, www.corgenix.com.  The webcast will be available until May 14, 2007.

About Corgenix Medical Corporation

Corgenix is a leader in the development and manufacturing of specialized diagnostic kits for immunology disorders, vascular diseases and bone and joint disorders. Corgenix diagnostic products are commercialized for use in clinical laboratories throughout the world. The company currently sells over 50 diagnostic products through a global distribution network and has significant experience advancing products through the FDA process. More information is available at www.corgenix.com.

Statements in this press release that are not strictly historical facts are “forward looking” statements (identified by the words “believe”, “estimate”, “project”, “expect” or similar expressions) within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, changes in the regulatory environment, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.  The statements in this press release are made as of today, based upon information currently known to management, and the company does not undertake any obligation to publicly update or revise any forward-looking statements.

SUMMARY OF FINANCIAL HIGHLIGHTS
($000 of U.S. dollars except shares outstanding and per share amounts)

CORGENIX MEDICAL CORPORATION AND SUBSIDIARIES
OPERATIONAL DATA

	Three Months Ended		Six Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$1,685	$1,581	$3,379	$3,216
Gross profit	1,013	1,003	2,062	2,056
Total operating expenses	1,448	919	2,765	1,759
Operating income (loss)	(435)	84	(703)	298
Net loss	(908)	(261)	(1,751)	(385)
Basic and diluted earnings (loss) per share	$(0.08)	$(0.03)	$(0.15)	$(0.04)
Diluted shares outstanding	11,959,592	9,023,495	11,542,725	8,701,274

SUMMARY BALANCE SHEET DATA
(in thousands)

	December 31, 2006	June 30, 2006
	(unaudited)	(audited)
Cash	$1,353	$3,118
Working capital	3,408	4,205
Total assets	8,652	8,214
Long-term debt	3,217	$1,296
Total stockholders’ equity	8,652	8,214

Company Contact:
Corgenix Medical Corp
William Critchfield, Senior VP and CFO
(303) 453-8903
Email: wcritchfield@corgenix.com

Investor Contact:
The Investor Relations Group
Tom Caden / Erika Moran
Phone: (212) 825-3210
Fax: (212) 825-3229